Exhibit 4.3

ARTICLES OF AMENDMENT

OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BUCA, INC.

The undersigned, Greg A. Gadel, Secretary of BUCA, Inc., a Minnesota corporation, (the “Corporation”), hereby certifies that:

(i) The name of the Corporation is BUCA, Inc.

(ii) Article III(a) of the Corporation’s Amended and Restated Articles of Incorporation has been amended to read in its entirety as follows:

“(a) General. The aggregate number of shares of stock which the Corporation is authorized to issue is 35,000,000 shares, par value $.01 per share, of which, 30,000,000 are designated as common shares (the “Common Stock”), and 5,000,000 are undesignated (the “Undesignated Capital Stock”). The shares of Common Stock and Undesignated Capital Stock are referred to herein collectively as the “capital stock”.”

(iii) The foregoing amendment has been adopted pursuant to Chapter 302A of the Minnesota Statutes.

IN WITNESS WHEREOF, I have subscribed my name this 11th day of July, 2002.

/s/ Greg A. Gadel

Greg A. Gadel, Secretary